Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

K Wave Media Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, $0.0001 par value per share, issuable pursuant to the Senior Secured Convertible Notes[1]	457(a)	4,449,761	$4.40	$19,578,948.40		$0.00015310	$2,997.54
Fees to Be Paid	Equity	Ordinary Shares, $0.0001 par value per share, issuable pursuant to the Senior Secured Convertible Notes[2]	457(a)	2,966,507	$4.40	$13,052,630.80		$0.00015310	$1,998.36
Fees to Be Paid	Equity	Ordinary Shares, $0.0001 par value per share, issuable upon the exercise of Warrants[3]	457(g)	4,312,180	$3.6616	$15,789,478.29		$0.00015310	$2,417.37
Fees to Be Paid	Equity	Ordinary Shares, $0.0001 par value per share, issuable upon the exercise of Warrants[4,5]	457(g)	2,874,786	$3.6616	$10,526,316		$0.00015310	$1,611.58

		Total Offering Amounts		14,603,234		$58,947,373.49	[6]		$9,024.85
		Total Fees Previously Paid		-		-			-
		Total Fee Offsets		-		-			-
		Net Fee Due							$9,024.85

[1]	Represents the Senior Secured Convertible Notes issued by the Company on July 11, 2025 to Anson Investments Master Fund, LP and Anson East Master Fund LP (the “Selling Shareholders”) pursuant to the Securities Purchase Agreement, dated as of July 3, 2025, by and among the Company, the Selling Shareholders, and Anson Investments Master Fund L.P., as collateral agent for the Selling Shareholders, (the “SPA”), in the aggregate principal amount of $15,789,473.68 (the “Initial Notes”), which Initial Notes are convertible into an aggregate of 4,054,175 Ordinary Shares (assuming interest is payable on such notes at a rate of 12% commencing on the date of issuance of the applicable note and ending on the date that is 2 years thereafter).
[2]	Represents Senior Secured Convertible Notes which may be issued by the Company to the Selling Shareholders pursuant to the SPA in the aggregate principal amount of $10,526,315.79 (the “Second Notes”), which Second Notes are convertible into an aggregate of 2,702,783 Ordinary Shares (assuming interest is payable on such notes at a rate of 12% commencing on the date of issuance of the applicable note and ending on the date that is 2 years thereafter).
[3]	Represents warrants to purchase an aggregate of 4,312,180 Ordinary Shares issued by the Company on July 11, 2025 to the Selling Shareholders pursuant to the SPA (the “Initial Warrants”).
[4]	Represents warrants to purchase an aggregate of 2,874,786 Ordinary Shares which may be issued by the Company to the Selling Shareholders pursuant to the SPA (the “Second Warrants”).
[5]	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the under the Securities Act of 1933, as amended (the “Securities Act”).
[6]	Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations and pursuant to Rule 457(g) of the Securities Act, the registration fee with respect to warrants have been allocated to the Ordinary Shares underlying the warrants and those Ordinary Shares are included in the total registration fee.